UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2010

BMP SUNSTONE CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-32980	20-0434726
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 940-1675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2010, BMP Sunstone Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Zhijun Tong, the President of the Company and a member of the Board of Directors (the “Board”) of the Company, pursuant to which Mr. Tong will continue to serve as Chairman of the Board and General Manager of Sunstone (Tangshan) Pharmaceutical Co., Ltd. (“Sunstone”), a wholly-owned subsidiary of the Company. The Employment Agreement is effective as of July 13, 2010 and continues through July 13, 2011 (the “Employment Term”). The Employment Term will automatically be extended for successive one-year periods thereafter, unless either the Company or Mr. Tong elects not to renew the Employment Term by written notice delivered to the other party not later than 90 days’ prior to the start of any such one-year period.

Under the Employment Agreement, the Company will pay Mr. Tong an annual base salary of $350,000. In addition, Mr. Tong will be eligible for a discretionary annual cash bonus of up to 40% of base salary to be determined by the Company’s Chief Executive Officer and approved by the Compensation Committee of the Board (the “Compensation Committee”). Mr. Tong also will be entitled to receive option grants during the Employment Term, as the Chief Executive Officer and the Compensation Committee may determine.

The Company may terminate Mr. Tong’s employment at any time with or without “cause” by providing him with at least 60 days’ prior written notice of such termination. Similarly, Mr. Tong may terminate the agreement at any time by providing the Company with at least 60 days’ notice. In addition, the Company may terminate Mr. Tong’s employment for “cause” immediately upon written notice.

Upon a termination of Mr. Tong’s employment without “cause,” Mr. Tong will be entitled to certain severance benefits subject to his compliance with certain restrictive covenants included in the Employment Agreement and the execution of a general release. Pursuant to such a termination of Mr. Tong’s employment, in the absence of a change in control of the Company or more than 12 months after a change in control, Mr. Tong will receive his base monthly salary in effect at the time of the termination for a period of 12 months and each option outstanding at the time of termination will immediately vest and become exercisable. In the event the termination without “cause” occurs within 12 months after a change in control, Mr. Tong will receive his base monthly salary in effect at the time of the termination for a period of 18 months and each option outstanding at the time of termination will immediately vest and become exercisable.

The Employment Agreement also contains certain non-competition and non-interference provisions. The restrictions under these provisions will remain in effect until two years after the date of Mr. Tong’s termination of employment.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the contents of which are incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On July 9, 2010, the Board appointed Zhijun Tong as the Company’s President, such appointment to be effective immediately. Mr. Tong, 50, currently serves as a director of the Company and Chairman and General Manager of Sunstone. Mr. Tong served as chairman of the board of directors of Sunstone from 1996 until June 2007. Mr. Tong acts as Chairman of several corporations, including Qifa Seeds Center Corporation Ltd. since 2002; Qifa Farming Corporation Ltd. since 1998; Spain Qifa Corporation Ltd. since 1997 and Beijing City Service Company since 1993. Mr. Tong has served as Director and Vice President of Spain International Haisitan Group since 1989. Mr. Tong held various positions in the Beijing Municipal Government from 1978 to 1993.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated July 13, 2010, between BMP Sunstone Corporation and Zhijun Tong

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMP SUNSTONE CORPORATION

Date: July 13, 2010	By:	/S/ FRED M. POWELL
	Name:	Fred M. Powell
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated July 13, 2010, between BMP Sunstone Corporation and Zhijun Tong